Exhibit 99.1

Contact:

Ezra Shashoua

Chief Financial Officer

Enterprise Acquisition Corp.

(561) 988-1700

Enterprise Acquisition Corp. Receives Notice from Exchange

BOCA RATON, Fla., February 12, 2009 – Enterprise Acquisition Corp. (NYSE Alternext US, Units: “EST.U”, Common Stock: “EST,” Warrants: “EST.WS”) (“Enterprise”) announced that on February 10, 2009 it received a deficiency letter from the NYSE Alternext US LLC (the “Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide because Enterprise did not hold an annual meeting of its stockholders during the year ended December 31, 2008.

Enterprise has been afforded the opportunity to submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions taken, or to be taken, to bring Enterprise into compliance with Section 704 of the Company Guide by August 11, 2009. Enterprise intends to submit a plan to the Exchange by March 10, 2009 explaining that, pursuant to Enterprise's charter, it must consummate a business combination by November 7, 2009, or Enterprise will dissolve and liquidate. As a result, Enterprise will either hold an annual meeting of stockholders prior to November 7, 2009 or liquidate, in which case its securities would be delisted from the Exchange.

If the plan is accepted, Enterprise will be able to continue its listing, during which time Enterprise will be subject to continued periodic review by the Exchange’s staff. If the plan is not accepted, the Exchange could initiate delisting procedures against Enterprise.

About Enterprise Acquisition Corp.

Located in Boca Raton, Florida, Enterprise Acquisition Corp. (www.enterpriseacq.com) is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses.